                                                      Pursuant to Rule 424(b)(5)
                                                              File No. 333-71061

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until a final prospectus supplement is delivered. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE   , 1999)

                                  $250,000,000
                             [ILLINOIS POWER LOGO]
                             ILLINOIS POWER COMPANY
                 NEW MORTGAGE BONDS,          % SERIES DUE 200

                               ------------------

     We will pay interest on the new mortgage bonds offered hereby (the "Offered
Bonds") on           and           of each year, beginning on             ,
1999. The Offered Bonds will mature on             , 200 . We may redeem some or
all of the Offered Bonds at any time. The redemption prices are discussed under the caption "Certain Terms of the Offered Bonds -- Optional Redemption."

     Our principal executive offices are located at 500 South 27th Street, Decatur, Illinois 62525, and our telephone number is (217) 424-7152.

                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PER OFFERED BOND              TOTAL
Public Offering Price                                            %                        $
Underwriting Discount                                            %                        $
Proceeds to Illinois Power Company (before expenses)             %                        $

     The public offering price set forth above does not include accrued interest. Interest on the Offered Bonds will accrue from their issue date. Purchasers of Offered Bonds must pay the accrued interest if they take delivery of the Offered Bonds after their date of issue.

                               ------------------

     The underwriters are offering the Offered Bonds subject to various conditions. The underwriters expect to deliver the Offered Bonds in book-entry form only, through the facilities of The Depository Trust Company on or about
June   , 1999.

                               ------------------

SALOMON SMITH BARNEY                                           J.P. MORGAN & CO.
                       BANC OF AMERICA SECURITIES LLC
                                              BLAYLOCK & PARTNERS, L.P.

June   , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Use of Proceeds.............................................   S-2
Certain Terms of the Offered Bonds..........................   S-2
Underwriting................................................   S-6
Legal Opinions..............................................   S-7

                            PROSPECTUS

Where You Can Find More Information.........................     3
Documents Incorporated by Reference.........................     3
Forward-Looking Statements..................................     4
The Company.................................................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     4
Description of the New Mortgage Bonds.......................     5
Description of Unsecured Debt Securities....................    20
Plan of Distribution........................................    23
Legal Opinions..............................................    24
Experts.....................................................    24

                                USE OF PROCEEDS

     We will add the net proceeds from the sale of the Offered Bonds to our general funds to be used for the repayment of approximately $250,000,000 of short-term commercial paper indebtedness. We issued the short-term commercial
paper, which will mature on June   , 1999, at annual interest rates ranging from
5.00% to 5.07%.

                       CERTAIN TERMS OF THE OFFERED BONDS

     We are issuing the Offered Bonds under our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (the "New Mortgage") between us and Harris Trust and Savings Bank (the "New Mortgage Trustee"), as supplemented by various supplemental indentures, including the supplemental indenture dated as of June 15, 1999 relating to the Offered Bonds (the "Supplemental Indenture"). The Offered Bonds will be secured primarily by a First Mortgage Bond (the "First Mortgage Bond") issued to the New Mortgage Trustee under our Mortgage and Deed of Trust dated November 1, 1943 (the "First Mortgage") between us and Harris Trust and Savings Bank, as supplemented by various supplemental indentures, including the supplemental indenture dated as of June 15, 1999 relating to the First Mortgage Bond. The First Mortgage constitutes, subject to certain exceptions, a first lien on substantially all of our properties. The Offered Bonds will also be secured by the lien of the New Mortgage on our properties used in the generation, purchase, transmission, distribution and sale of electricity and gas. This lien is junior to the lien of the First Mortgage. See "Description of the New Mortgage Bonds" in the accompanying prospectus.

     The following summaries of certain provisions of the New Mortgage, the Supplemental Indenture and the Offered Bonds hereby supplement and to the extent inconsistent therewith replace, the description of the general terms and provisions of the New Mortgage Bonds set forth in the accompanying prospectus. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the New Mortgage and the Supplemental Indenture. The following makes use of defined terms in the New Mortgage and the Supplemental Indenture.

     Interest Rate and Maturity. The Offered Bonds will bear interest from their
date of issuance at the rate of   % per annum, payable on           and
          , beginning on             , 1999. We will pay the interest so payable
on any           or           to the person in whose name an Offered Bond is
registered at the close of business on the immediately preceding           or
          , as the case may be. The Offered Bonds will mature on           ,
200 .

     Optional Redemption. We may, at our option, redeem some or all of the Offered Bonds -- that is, repay them early -- at any time. If we redeem the
Offered Bonds before          , 200 , we must pay you whichever of the following
two items is greater:

     - 100% of the principal amount of the Offered Bonds to be redeemed, or

     - a "make-whole" amount, which will be calculated as described below.

     When we redeem the Offered Bonds, we must also pay all interest that has accrued to the redemption date on the redeemed Offered Bonds. The Offered Bonds will stop bearing interest on the redemption date, even if you do not collect your money.

     - CALCULATION OF MAKE WHOLE AMOUNT: The "make whole" amount will equal the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate
       (as defined below) plus   basis points.

       "REMAINING SCHEDULED PAYMENTS" means the remaining scheduled payments of the principal and interest that would be due if such Offered Bonds were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on such Offered Bond will be reduced by the amount of interest accrued on such Offered Bond to such redemption date.

       "TREASURY RATE" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

       "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by Salomon Smith Barney or an affiliate as having a maturity comparable to the remaining term of the Offered Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the Offered Bonds.

       "COMPARABLE TREASURY PRICE" means the average of three Reference Treasury Dealer Quotations (as defined below) obtained by the trustee for the redemption date.

       "REFERENCE TREASURY DEALERS" means Salomon Smith Barney (so long as it continues to be a primary U.S. Government securities dealer) and any two other primary U.S. Government securities dealers chosen by us. If Salomon Smith Barney ceases to be a primary U.S. Government securities dealer, we will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

       "REFERENCE TREASURY DEALER QUOTATION" means the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

     Holders of Offered Bonds to be redeemed will receive notice thereof by first-class mail at least 30 days prior to the date fixed for redemption. If fewer than all of the Offered Bonds are to be redeemed, the New Mortgage Trustee will select, not more than 60 days prior to the redemption date, the particular Offered Bonds or portions thereof for redemption from the outstanding Offered Bonds not previously called by such method as the New Mortgage Trustee deems fair and appropriate.

     On and after the redemption date interest will cease to accrue on the Offered Bonds or any portion of the Offered Bonds called for redemption unless, in the case of an unconditional notice of redemption, we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the New Mortgage Trustee) money sufficient to pay the redemption price of and accrued interest on the Offered Bonds to be redeemed on such date.

     Book-Entry System. The Depository Trust Company (the "Depositary"), New York, New York, will act as securities depository for the Offered Bonds. The Offered Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One fully-registered Offered Bond certificate will be issued with respect to $200 million of aggregate principal amount of Offered Bonds and an additional certificate will be issued with respect to the remaining $50 million in aggregate principal amount of such issue, and both certificates will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Offered Bonds under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on the Depositary's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Bonds, except in the event that use of the book-entry system for such Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Offered Bonds with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Offered Bonds; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Offered Bonds. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Offered Bonds will be made to Cede & Co., as nominee of the Depositary. The Depositary's practice is to credit Direct Participants' accounts upon the Depositary's receipt of funds and corresponding detail information from us or the New Mortgage Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the New Mortgage Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of us or the New Mortgage Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as depository with respect to the Offered Bonds at any time by giving reasonable notice to us or the New Mortgage Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Bonds in certificated form are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Offered Bonds in certificated form will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that we believe to be reliable, but neither we, the underwriters nor the New Mortgage Trustee take any responsibility for the accuracy thereof.

     Ownership of beneficial interests in an Offered Bond will be limited to Participants or persons that may hold interests through Participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in an Offered Bond.

     Security. The First Mortgage Bond (the "Pledged Bond") issued under the First Mortgage, as supplemented by various supplemental indentures, including the supplemental indenture dated as of June 15, 1999 relating to the Pledged Bond is the primary source of security for the Offered Bonds. We will issue and deliver the Pledged Bond to, and register the Pledged Bond in the name of, the New Mortgage Trustee or its nominee, who will own and hold the Pledged Bond, subject to the provisions of the New Mortgage, for the benefit of the holders of the Offered Bonds. We will have no interest in the Pledged Bond. We will issue the Pledged Bond in the principal amount of $250,000,000, and, as is the case
with the Offered Bonds, it will mature on           , 200 , will bear interest
at the rate of   % per annum, payable on           and           , beginning on
            , 1999 and will be redeemable prior to maturity on the same terms as the Offered Bonds. The New Mortgage Trustee shall apply any payment by us of principal of or interest on, the Pledged Bond to the payment of any principal or interest, as the case may be, in respect of the Offered Bonds which is then due, and, to the extent of such application, this will satisfy and discharge our obligation under the New Mortgage to make such payment in respect of the Offered Bonds. Any payment by us under the New Mortgage of principal of or interest on, the Offered Bonds will, to the extent thereof, satisfy and discharge our obligation to make a payment of principal or interest, as the case may be, in respect of the Pledged Bond which is then due.

     The First Mortgage constitutes, subject to certain exceptions, a first lien on substantially all of our properties. The lien of the New Mortgage on our properties used in the generation, purchase, transmission, distribution and sale of electricity and gas will also secure the Offered Bonds. The lien of the New Mortgage is junior to the lien of the First Mortgage. See "Description of the New Mortgage Bonds" in the accompanying prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Offered Bonds set forth opposite the name of such underwriter.

                                                               PRINCIPAL AMOUNT
NAME                                                           OF OFFERED BONDS
----                                                           ----------------
Salomon Smith Barney Inc....................................     $
J.P. Morgan Securities Inc. ................................
Banc of America Securities LLC..............................
Blaylock & Partners, L.P. ..................................
                                                                 ------------
          Total.............................................     $250,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Offered Bonds included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Offered Bonds if they purchase any of the Offered Bonds.

     The underwriters, for whom Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Blaylock & Partners, L.P. are acting as representatives, propose to offer some of the Offered Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Offered Bonds to certain dealers
at the public offering price less a concession not in excess of   % of the
principal amount of the Offered Bonds. The underwriters may allow, and such
dealers may reallow a concession not in excess of   % of the principal amount of
the Offered Bonds on sales to other dealers. After the initial offering of the Offered Bonds to the public, such public offering price and such concessions may be changed by the representatives.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the Offered Bonds).

                                                         PAID BY ILLINOIS POWER COMPANY
                                                         ------------------------------
Per Offered Bond......................................                  %

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase or sell Offered Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Offered Bonds in excess of the principal amount of Offered Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Offered Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Offered Bonds made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering is in progress.

     The Underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Offered Bonds originally sold by that syndicate member.

     Any of these activities may cause the price of the Offered Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our total expenses of the offering will be $          .

     The representatives have performed certain investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL OPINIONS

     Schiff Hardin & Waite, Chicago, Illinois, will pass upon certain legal matters for us in connection with the Offered Bonds. Thelen Reid & Priest LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the Offered Bonds.

PROSPECTUS

                                  $250,000,000

                             ILLINOIS POWER COMPANY

                                DEBT SECURITIES

                           -------------------------

     We intend from time to time to offer, in one or more series, up to $250,000,000 aggregate principal amount of our New Mortgage Bonds or other debt securities (collectively, "Securities").

     We will provide the specific terms of the series of Securities in one or more supplements to this Prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you invest in the Securities.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

     We may offer the Securities in any of the following ways:

          - directly to you,

          - through dealers,

          - through underwriters,

          - through agents, or

          - through any combination of these methods.

     You can find additional information about our plan of distribution for Securities under the heading "Plan of Distribution," which appears later in this Prospectus. We will also describe the plan of distribution for any particular series of Securities in the Prospectus Supplement for that series.

                           -------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 (together with its amendments and exhibits, the "Registration Statement"), under the Securities Act of 1933 (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission's rules and regulations. For further information, you should refer to the Registration Statement.

     We are subject to the informational requirements of the Securities Act of 1934 (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy and information statements and other information with the Commission. You may inspect and copy the Registration Statement, as well as the reports and other information filed by the Company with the Commission, at the Commission's public reference facilities at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain information on the operation of the Commission's public reference facilities by calling 1-800-SEC-0330. You may also obtain information filed by us at the Commission's Web site on the World Wide Web at http://www.sec.gov. You may obtain these materials at set rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Finally, you may inspect our filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or at our principal office, 500 South 27th Street, Decatur, Illinois 62525.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Information that we file with the Commission after the date of this Prospectus will automatically modify and supersede the information included or incorporated by reference in this Prospectus to the extent that the subsequent filings contain information that modifies or supersedes the existing information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all the Securities.

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
       and

     - Our Current Reports on Form 8-K dated February 12, 1999, March 3, 1999, April 19, 1999 and June 18, 1999.

     We will provide to you (upon receiving your written or oral request) a copy of any or all of the information that has been or may be incorporated by reference in, but not delivered with, this Prospectus. We will deliver this information at no cost to you. You should direct your request to:

                             ILLINOIS POWER COMPANY
                        SHAREHOLDER SERVICES DEPARTMENT
                             500 SOUTH 27TH STREET
                            DECATUR, ILLINOIS 62525
                                1(800) 800-8220
                                       OR
                             ILLINOIS POWER COMPANY
                            C/O ILLINOVA CORPORATION
                            HTTP://WWW.ILLINOVA.COM.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus and the documents we incorporate by reference that contain estimates, projections and other forward-looking statements that involve risks and uncertainties. Actual results or outcomes could differ materially from those provided in the forward-looking statements as a result of such important factors as: the outcome of state and federal regulatory proceedings affecting the restructuring of the electric and gas utility industries; the impacts of new laws and regulations on Illinova and its subsidiaries (including the Company) relating to restructuring, environmental and other matters; the effects of increased competition on the utility businesses; the risks of owning and operating a nuclear facility; changes in prices and cost of fuel; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs. All forward-looking statements are based upon information presently available, and we assume no obligation to update any forward-looking statements.

                                  THE COMPANY

     We were incorporated under the laws of the State of Illinois on May 25, 1923. We are engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. Our service area is a widely diversified industrial and agricultural area comprising approximately 15,000 square miles in northern, central and southern Illinois. We provide electric service at retail to 310 incorporated municipalities, adjacent suburban and rural areas and numerous unincorporated municipalities having an estimated aggregate population of approximately 1,265,000. We provide gas service to 257 incorporated municipalities, adjacent suburban areas and numerous unincorporated municipalities having an estimated aggregate population of approximately 920,000. The larger cities that we serve include Decatur, East St. Louis (gas only), Champaign, Danville, Belleville, Granite City, Bloomington (electric only), Galesburg, Urbana and Normal (electric only). Illinova Corporation owns all of our outstanding common stock.

     Our executive offices are located at 500 South 27th Street, Decatur, Illinois 62525, and our telephone number is (217) 424-6600.

                                USE OF PROCEEDS

     We expect to add the net proceeds from the sale of the Securities to our general funds and use them for general corporate purposes. We may place the net proceeds in interest-bearing time deposits or invest them in short-term marketable securities until we use them. If we decide to use the net proceeds of any offering of Securities in some other way, we will describe the use of the net proceeds in the Prospectus Supplement for that offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information is qualified in its entirety by the information appearing elsewhere in this Prospectus and incorporated in this Prospectus by reference.

                                       TWELVE MONTHS   THREE MONTHS
      YEAR ENDED DECEMBER 31,              ENDED          ENDED
-----------------------------------      MARCH 31,      MARCH 31,
1994   1995   1996   1997     1998         1999            1999
----   ----   ----   ----    ------    -------------   ------------
2.73   2.77   3.40   0.57(1) (13.10)(1)    (14.80)(1)      1.79

---------------

(1) Our ratios of earnings to fixed charges of 0.57 and (13.10) for the years ended December 31, 1997 and 1998, and (14.80) for the twelve months ended March 31, 1999, respectively, indicate that earnings were inadequate to cover fixed charges. We required additional earnings of approximately $62 million in 1997, approximately $2.1 billion in 1998 and approximately $2.4 billion in the twelve months ended March 31, 1999 to attain a one-to-one ratio of earnings to fixed charges. Excluding the write-off related to the discontinued application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," for the generation segment of our business, our ratio of earnings to fixed charges would have been 2.73 for the year ended December 31, 1997. Excluding the write-off related to the impairment of our Clinton Power Station, our ratio of earnings to fixed charges would have been 2.85 for the year ended December 31, 1998 and 0.54 for the twelve months ended March 31, 1999. Additional earnings of approximately $70 million would have been required to attain a one-to-one ratio of earnings to fixed charges for the twelve months ended March 31, 1999.

     Earnings used in the calculation of the ratio of earnings to fixed charges include the allowance for funds used during construction and the deferred financing costs associated with our Clinton Power Station and are before deduction of income taxes and fixed charges. Fixed charges include interest on long-term debt, related amortization of debt discount, premium, and expense, other interest and that portion of rent expense which is estimated to be representative of the interest component.

                     DESCRIPTION OF THE NEW MORTGAGE BONDS

     The following description applies to any offering of Securities by the Company consisting of New Mortgage Bonds.

GENERAL

     The New Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust between the Company and Harris Trust and Savings Bank (the "New Mortgage Trustee"), dated as of November 1, 1992. The New Mortgage Bonds will be issued in one or more series in registered form, without coupons. The General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, including one or more supplemental indentures relating to the New Mortgage Bonds, is referred to in this Prospectus as the "New Mortgage." The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the New Mortgage. Capitalized terms used under this heading which are not otherwise defined in this Prospectus shall have the meanings ascribed thereto in the New Mortgage. Wherever particular provisions of the New Mortgage or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. References to article and section numbers in this description of the New Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the New Mortgage.

     Reference is made to the Prospectus Supplement for a description of the following terms of each series of New Mortgage Bonds in respect of which this Prospectus is being delivered:

     - the title of such New Mortgage Bonds;

     - the limit, if any, upon the aggregate principal amount of such New Mortgage Bonds;

     - the date or dates on which the principal of such New Mortgage Bonds is payable;

     - the rate or rates at which such New Mortgage Bonds will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable ("Interest Payment Dates"), and the regular record dates for the interest payable on such Interest Payment Dates;

     - the option, if any, of the Company to redeem such New Mortgage Bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such New Mortgage Bonds may be redeemed, in whole or in part, upon the exercise of such option;

     - the obligation, if any, of the Company to redeem or purchase such New Mortgage Bonds pursuant to any sinking fund or analogous provisions or at the option of the Holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such New Mortgage Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation;

     - the denominations in which such New Mortgage Bonds will be issuable;

     - whether such New Mortgage Bonds are to be issued in whole or in part in the form of one or more global New Mortgage Bonds and, if so, the identity of the depositary for such global New Mortgage Bonds; and

     - any other terms of such New Mortgage Bonds not inconsistent with the provisions of the New Mortgage.

REDEMPTION OF THE NEW MORTGAGE BONDS

     Any terms for the optional or mandatory redemption of New Mortgage Bonds will be set forth in the Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to New Mortgage Bonds redeemable at the option of the Holder, New Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the New Mortgage Bonds of a series, or any Tranche thereof, are to be redeemed, the particular New Mortgage Bonds to be redeemed will be selected by such method as shall be provided for any particular series or Tranche, or in the absence of any such provision, by such method as the Bond Registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

     Any notice of redemption at the option of the Company may state that such redemption shall be conditioned upon receipt by the New Mortgage Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such New Mortgage Bonds and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such New Mortgage Bonds. (See Section 5.04.)

     While the New Mortgage contains provisions for the maintenance of the Mortgaged Property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a Supplemental Indenture (and described in the applicable Prospectus Supplement) there will be no provisions for any such funds for the New Mortgage Bonds.

SECURITY

     General. Except as discussed below, New Mortgage Bonds now or hereafter issued under the New Mortgage will be secured primarily by:

     - if applicable, bonds ("First Mortgage Bonds") issued under the Company's Mortgage and Deed of Trust, dated November 1, 1943 (the "First Mortgage"), to Harris Trust and Savings Bank, as trustee (the "First Mortgage Trustee"), and delivered to the New Mortgage Trustee under the New Mortgage; as discussed under "Description of First Mortgage Bonds," the First Mortgage constitutes, subject to certain exceptions, a first mortgage lien on substantially all properties of the Company; and

     - the lien of the New Mortgage on the Company's properties used in the generation, purchase, transmission, distribution and sale of electricity or gas, which lien is junior to the lien of the First Mortgage.

     As described below under "-- Pledged Bonds," following a merger or consolidation of another corporation into the Company, the Company could deliver to the New Mortgage Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to bonds issued under the First Mortgage. In such event, the New Mortgage Bonds would be secured, additionally, by such bonds and by the lien of the New Mortgage on the properties of such other corporation, which would be junior to the liens of such existing mortgage and the First Mortgage. The First Mortgage and all such other mortgages are hereinafter, collectively, called the "Prior Mortgages," and all bonds issued under the Prior Mortgages and delivered to the New Mortgage Trustee are hereinafter collectively called the "Pledged Bonds." If and when no Prior Mortgages are in effect, the New Mortgage will constitute a first mortgage lien on all property of the Company subject thereto. As described below under "Pledged Bonds," the only Prior Mortgage at the date of this Prospectus is the First Mortgage. The Company is permitted, and currently intends to pursue the satisfaction and discharge of the First Mortgage when the only outstanding First Mortgage Bonds are Pledged

Bonds held by the New Mortgage Trustee. From and after the satisfaction and discharge of the First Mortgage, the New Mortgage Bonds will cease to be secured by the Pledged Bonds and instead will be secured primarily by the lien of the New Mortgage on the Company's properties used in the generation, purchase, transmission, distribution and sale of electricity or gas.

     Pledged Bonds. The Pledged Bonds will be issued and delivered to, and registered in the name of, the New Mortgage Trustee or its nominee and will be owned and held by the New Mortgage Trustee, subject to the provisions of the New Mortgage, for the benefit of the Holders of all New Mortgage Bonds Outstanding from time to time, and the Company will have no interest in such Pledged Bonds. Pledged Bonds issued as the basis for the authentication and delivery of New Mortgage Bonds (a) will mature on the same dates, and in the same principal amounts, as such New Mortgage Bonds and (b) will contain, in addition to any mandatory redemption provisions applicable to all Pledged Bonds Outstanding under the related Prior Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption, or for redemption at the option of the Holder, of such New Mortgage Bonds. Pledged Bonds issued as the basis for authentication and delivery of a series or Tranche of New Mortgage Bonds (x) may, but need not, bear interest, any such interest to be payable at the same times as interest on the New Mortgage Bonds of such series or Tranche and (y) may, but need not, contain provisions for the redemption thereof at the option of the Company, any such redemption to be made at a redemption price or prices not less than the principal amount of such Pledged Bonds. (See Sections 4.02 and 7.01.)

     Any payment by the Company of principal of or premium or interest on the Pledged Bonds held by the New Mortgage Trustee will be applied by the New Mortgage Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the New Mortgage Bonds which is then due, and, to the extent of such application, the obligation of the Company under the New Mortgage to make such payment in respect of the New Mortgage Bonds will be deemed satisfied and discharged. If, at the time of any such payment of principal of Pledged Bonds, there shall be no principal then due in respect of the New Mortgage Bonds, the proceeds of such payment will be deemed to constitute Funded Cash and will be held by the New Mortgage Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the New Mortgage. If, at the time of any such payment of premium or interest on Pledged Bonds, there shall be no premium or interest, as the case may be, then due in respect of the New Mortgage Bonds, the proceeds of such payments will be remitted to the Company at its request. (See Section 7.02 and "-- Withdrawal of Cash" below). Any payment by the Company of principal of or premium or interest on New Mortgage Bonds authenticated and delivered on the basis of the deposit with the New Mortgage Trustee of Pledged Bonds (other than by application of the proceeds of payments in respect of such Pledged Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Pledged Bonds which is then due.

     The New Mortgage Trustee may not sell, assign or otherwise transfer any Pledged Bonds except to a successor trustee under the New Mortgage. (See Section 7.04.) At the time any New Mortgage Bonds of any series or Tranche which have been authenticated and delivered upon the basis of Pledged Bonds cease to be Outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Pledged Bonds), the New Mortgage Trustee shall surrender to or upon the order of the Company an equal principal amount of such Pledged Bonds having the same Stated Maturity and mandatory redemption provisions as such New Mortgage Bonds. (See Section 7.03.)

     At the date of this Prospectus, the only Prior Mortgage is the First Mortgage and the only Pledged Bonds issuable at this time are First Mortgage Bonds issuable thereunder. The New Mortgage provides that in the event of the merger or consolidation of another company with or into the Company, an existing mortgage constituting a lien on properties of such other company prior to the lien of the New Mortgage may be designated by the Company as an additional Prior Mortgage. Bonds thereafter issued under such additional mortgage would be Pledged Bonds and could provide the basis for the authentication and delivery of New Mortgage Bonds under the New Mortgage. (See Section 7.06.) When no Pledged Bonds are Outstanding under a Prior Mortgage except for Pledged Bonds held by the New Mortgage Trustee, then, at the request of the Company and subject to satisfaction of certain conditions, the New Mortgage Trustee will surrender such Pledged Bonds for cancellation, and the related Prior Mortgage will be satisfied and discharged, the lien of such Prior Mortgage on the Company's property will cease to exist and the priority of the lien of the New Mortgage will be increased. (See Section 7.07.) The Company currently intends to request the New Mortgage Trustee to surrender the Pledged Bonds for cancellation and to pursue the satisfaction and discharge of the First Mortgage when the only outstanding First Mortgage Bonds are Pledged Bonds. There can be no assurance as to whether and when the Pledged Bonds will be cancelled and the First Mortgage satisfied and discharged.

     The New Mortgage contains no restrictions on the issuance of bonds issued under Prior Mortgages in addition to Pledged Bonds issued to the New Mortgage Trustee as the basis for the authentication and delivery of New Mortgage Bonds. First Mortgage Bonds may currently be issued under the First Mortgage on the basis of property additions, retirements of bonds previously issued under the First Mortgage and cash deposited with the First Mortgage Trustee. (See "Description of First Mortgage Bonds.")

     Lien of the New Mortgage. The properties of the Company used in the generation, purchase, transmission, distribution and sale of electricity and gas will be subject to the lien of the New Mortgage. Substantially all of such property, while subject to the lien of the New Mortgage, will also be subject to the prior lien of the First Mortgage. The New Mortgage Bonds will have the benefit of the first mortgage lien of the First Mortgage on such property, and the benefit of the prior lien of any additional Prior Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Pledged Bonds, issued under the respective Prior Mortgages, held by the New Mortgage Trustee. However, as described above, the Company may cancel the Pledged Bonds issued under the First Mortgage as well as the First Mortgage itself.

     The lien of the New Mortgage is subject to Permitted Liens which include tax liens and other governmental charges which are not delinquent and which are being contested, construction and material-men's liens, certain judgment liens, easement, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of the Company, certain leasehold interests, liens on the Company's pollution control and sewage and solid waste facilities and certain other liens and encumbrances. (See Section 1.01.)

     There are excepted from the lien of the New Mortgage, among other things:

     - cash and securities not paid to, deposited with or held by the New Mortgage Trustee under the New Mortgage;

     - contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, certain intellectual property rights and other general intangibles;

     - automobiles, other vehicles, movable equipment, aircraft and vessels;

     - all goods, wares and merchandise held for sale in the ordinary course of business or for the use by or the benefit of the Company;

     - nuclear fuel;

     - fuel, materials, supplies and other personal property consumable in the operations of the Company's business;

     - computers, machinery and equipment;

     - coal, ore, gas, oil, minerals and timber mined or extracted from the land;

     - electric energy, gas, steam water and other products generated, produced or purchased;

     - leasehold interests; and

     - all books and records.

(See Section 1.01.)

     Without the consent of the Holders, the Company and the New Mortgage Trustee may enter into supplemental indentures to subject to the lien of the New Mortgage additional property, whether or not used in the electric or gas utility businesses (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property, so long as the same would otherwise constitute Property Additions (as described below), would thereupon constitute Property Additions and be available as a basis for the issuance of New Mortgage Bonds. (See "Issuance of Additional New Mortgage Bonds.")

     The New Mortgage contains provisions subjecting after-acquired property to the lien thereof, subject to the prior lien of the First Mortgage. These provisions are limited in the case of consolidation or merger (whether or not the Company is the surviving corporation) or sale of substantially all of the Company's assets. In the event of consolidation or merger or the transfer of all the mortgaged property as or substantially as an entirety, the New Mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from the Company in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. (See Article Thirteen and "-- Consolidation, Merger, Conveyance, Transfer or Lease.") In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof, including the lien of any Prior Mortgage.

     The New Mortgage provides that the New Mortgage Trustee will have a lien, prior to the lien on behalf of the holders of New Mortgage Bonds, upon Mortgaged Property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

CREDIT ENHANCEMENT

     See the Prospectus Supplement for credit enhancement terms, if any, of the New Mortgage Bonds.

ISSUANCE OF ADDITIONAL NEW MORTGAGE BONDS

     The maximum principal amount of New Mortgage Bonds which may be issued under the New Mortgage is unlimited. (See Section 3.01.) New Mortgage Bonds of any series may be issued from time to time under Article Four of the New Mortgage on the basis of, and in an aggregate principal amount not exceeding:

     - the aggregate principal amount of Pledged Bonds issued and delivered to the New Mortgage Trustee;

     - 75% of the Cost or Fair Value to the Company (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of New Mortgage Bonds or outstanding Prior Bonds, the release of mortgaged property or cash withdrawals, or which have been substituted for retired property) after certain deductions and additions, primarily including adjustments to offset property retirements;

     - the aggregate principal amount of Retired Bonds (which consist of New Mortgage Bonds no longer outstanding under the New Mortgage which have not been used for certain other purposes under the New Mortgage and which are not to be paid, redeemed or otherwise retired by the application of Funded Cash), but if Pledged Bonds had been made the basis for the authentication and delivery of such Retired Bonds, only if the related Prior Mortgage has been discharged; and

     - an amount of cash deposited with the New Mortgage Trustee.

     In general, the issuance of New Mortgage Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months within the preceding 18 months being at least twice the Annual Interest Requirements on all New Mortgage Bonds at the time outstanding, New Mortgage Bonds then applied for, all outstanding Prior Bonds other than Pledged Bonds held by the New Mortgage Trustee under the New Mortgage, and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the New Mortgage, except that no such net earnings requirement need be met if the additional New Mortgage Bonds to be issued are to have no Stated Interest Rate prior to Maturity. The Company is not required to satisfy the net earnings requirement prior to issuance of New Mortgage Bonds as provided in the first bullet point of the preceding paragraph, if the Pledged Bonds issued and delivered to the New Mortgage Trustee as the basis for such issuance have been authenticated and delivered under the related Prior Mortgage on the basis of retired Prior

Bonds unless (a) the Stated Maturity of such retired Prior Bonds is a date more than two years after the date of the Company Order requesting the authentication and delivery of such New Mortgage Bonds and (b) the Stated Interest Rate, if any, on such retired Prior Bonds immediately prior to Maturity is less than the Stated Interest Rate, if any, on such New Mortgage Bonds to be in effect upon the initial authentication and delivery thereof. In addition, the Company is not required to satisfy the net earnings requirement prior to issuance of New Mortgage Bonds as provided in the third bullet point of the preceding paragraph. In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication. (See Section 1.03 and Article Four.)

     Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in the Company's books of account; and any refund of revenues previously collected or accrued by the Company subject to possible refund. Adjusted Net Earnings also do not take into account profits or losses from the sale or other disposition of property, or non-recurring charges of any kind or nature, whether items of revenue or expense. With respect to New Mortgage Bonds of a series subject to a Periodic Offering (such as a medium-term note program), the New Mortgage Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the New Mortgage Bonds of such series. (See Sections 1.03 and 4.01.)

     Property Additions generally include any property which is owned by the Company and is subject to the lien of the New Mortgage except (with certain exceptions) goodwill or going concern value rights, or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of the Company. (See Section 1.04.)

     Unless otherwise provided in the applicable Prospectus Supplement or supplement thereto, the Company will issue the New Mortgage Bonds on the basis of Pledged Bonds (i.e., First Mortgage Bonds) issued under its First Mortgage.

RELEASE OF PROPERTY

     The Company may obtain the release from the lien of the New Mortgage of any Funded Property, except for cash held by the New Mortgage Trustee, upon delivery to the New Mortgage Trustee of cash equal in amount to the amount, if any, by which the Cost of the property to be released (or, if less, the Fair Value to the Company of such property at the time it became Funded Property) exceeds the aggregate of:

     - the principal amount, subject to certain limitations, of obligations secured by purchase money mortgage upon the property to be released delivered to the New Mortgage Trustee;

     - the Cost or Fair Value to the Company (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

     - an amount equal to 133 1/3% of the aggregate principal amount of New Mortgage Bonds the Company would be entitled to issue on the basis of Retired Bonds (with such entitlement being waived by operation of such release);

     - an amount equal to 133 1/3% of the aggregate principal amount of New Mortgage Bonds delivered to the New Mortgage Trustee (with such New Mortgage Bonds to be canceled by the New Mortgage Trustee);

     - the deposit of cash or, to a limited extent, the principal amount of obligations secured by purchase money mortgages upon the property released delivered to the trustee or other holder of a lien prior to the lien of the New Mortgage; and

     - any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

     Property which is not Funded Property may generally be released from the lien of the New Mortgage without depositing any cash or property with the New Mortgage Trustee as long as (a) the aggregate amount of Cost or Fair Value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value to the Company (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to the Company (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release.

     The New Mortgage provides simplified procedures for the release of minor properties from the lien of the New Mortgage if the Company is not in default under the New Mortgage and the aggregate fair value of the property to be released, together with all other property so released in that calendar year is less than 3% of the aggregate principal amount of outstanding New Mortgage Bonds and outstanding Prior Bonds. The New Mortgage further permits the Company to obtain the release from the lien of the New Mortgage of property which is subject to the lien of a Prior Mortgage, provided the Company is not in default under the New Mortgage and delivers a copy of the release from the line of the Prior Mortgage executed by the trustee thereunder, together with other certifications, to the New Mortgage Trustee. In addition, the New Mortgage provides for the release of property taken by eminent domain and permits the Company, without any release or consent of the New Mortgage Trustee, to:

     - sell or otherwise dispose of any machinery, equipment or other fixtures or personalty which has become obsolete, worn out, undesirable or unnecessary for use in the operations of the Company upon replacing the same by, or substituting for the same, property having a Fair Value at least equal to that of the property sold or otherwise disposed of;

     - abandon the use or operations of any property, if in the opinion of an Authorized Executive Officer (as evidenced by a Company Order) the abandonment of the use of operation is desirable in the proper conduct of the business and in the operation of the properties of the Company, or is otherwise in the best interests of the Company and of the Holders;

     - surrender or assent to the modification of any right, power, franchise, license, governmental consent or permit subject to the lien of the New Mortgage, provided that if such action adversely affects the Mortgaged Property in any material respect it shall be necessary or desirable in the conduct of the business of the Company; and

     - grant certain easements or rights of way in respect of its property that do not materially impair the Company's use of the property or rights of way.

     If any property released from the lien of the New Mortgage continues to be owned by the Company after such release, the New Mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property. (See Article Eight.)

WITHDRAWAL OF CASH

     Subject to certain limitations, cash held by the New Mortgage Trustee may
(1) be withdrawn by the Company (a) to the extent of the Cost or Fair Value to the Company (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements or (b) in an amount equal to 133 1/3% of the aggregate principal amount of New Mortgage Bonds that the Company would be entitled to issue on the basis of Retired Bonds (with such entitlement being waived by operation of such withdrawal) or (c) in an amount equal to 133 1/3% of the aggregate principal amount of any Outstanding New Mortgage Bonds delivered to the New Mortgage Trustee, or (2) upon the request of the Company, be applied to (a) the purchase of New Mortgage Bonds (at prices not exceeding 133 1/3% of the principal amount thereof) or (b) the redemption or payment at Stated Maturity of New Mortgage Bonds (with any New Mortgage Bonds received by the New Mortgage Trustee pursuant to these provisions being cancelled by the New Mortgage Trustee) (see Section 8.06); provided, however, that cash deposited with the New Mortgage Trustee as the basis for the authentication and delivery of New Mortgage Bonds, as well as cash representing a payment of principal of Pledged Bonds, may only be withdrawn in an amount equal to the aggregate principal amount of New Mortgage Bonds the Company would be entitled to issue on any basis (with such entitlement being waived by operation of such withdrawal), or may, upon the request of the Company, be applied to the purchase, redemption or payment of New Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections
4.05 and 7.02.)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Company may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) such transaction is on such terms as will fully preserve in all material respects the lien and security of the New Mortgage and the rights and powers of the New Mortgage Trustee and Holders, (b) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the New Mortgage Trustee a supplemental indenture, which contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the New Mortgage Bonds and the performance of all of the covenants of the Company under the New Mortgage and which contains a grant, conveyance, transfer and mortgage by the corporation confirming the lien of the New Mortgage on the Mortgaged Property and subjecting to such lien all property thereafter acquired by the corporation which shall constitute an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof, and, at the election of the corporation, subjecting to the lien of the New Mortgage such other property then owned or thereafter acquired by the corporation as the corporation shall specify and (c) in the case of a lease, such lease will be made expressly subject to termination by the Company or the New Mortgage Trustee at any time during the continuance of an Event of Default. (See Section 13.01.)

MODIFICATION OF NEW MORTGAGE

     Without the consent of any Holders, the Company and the New Mortgage Trustee may enter into one or more supplemental indentures for any of the following purposes:

     - to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the New Mortgage and in the New Mortgage Bonds; or

     - to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, New Mortgage Bonds of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon the Company by the New Mortgage; or

     - to correct or amplify the description of any property at any time subject to the lien of the New Mortgage, or better to assure, convey and confirm to the New Mortgage Trustee any property subject or required to be subjected to the lien of the New Mortgage, or to subject to the lien of the New Mortgage additional property; or

     - to convey, transfer and assign to the New Mortgage Trustee and to subject to the Lien of the New Mortgage with the same force and effect as if included in the New Mortgage, property of subsidiaries of the Company used or to be used for one or more purposes which if owned by the Company would constitute property used or to be used for one or more of the Primary Purposes of the Company's business, which property shall for all purposes of the New Mortgage be deemed to be property of the

       Company, together with such other provisions as may be appropriate to express the respective rights of the New Mortgage Trustee and the Company in regard thereto; or

     - to change or eliminate any provision of the New Mortgage or to add any new provision to the New Mortgage, provided that if such change, elimination or addition adversely affects the interests of the Holders of the New Mortgage Bonds of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no New Mortgage Bond of such series or Tranche remains outstanding under the New Mortgage; or

     - to establish the form or terms of the New Mortgage Bonds of any series or Tranche as permitted by the New Mortgage; or

     - to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

     - to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee; or

     - to provide for the procedures required to permit the utilization of a noncertificated system of registration for all, or any series or tranche of, the New Mortgage Bonds; or

     - to change any place where (a) the principal of and premium, if any, and interest, if any, on the New Mortgage Bonds of any series, or any Tranche thereof, will be payable, (b) any New Mortgage Bonds of any series, or any Tranche thereof, may be surrendered for registration of transfer, (c) any New Mortgage Bonds of any series, or any Tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon the Company in respect of the New Mortgage Bonds of any series, or any Tranche thereof, and the New Mortgage may be served; or

     - to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the New Mortgage, so long as such other changes or additions do not adversely affect the interests of the Holders of New Mortgage Bonds of any series or Tranche in any material respect; or

     - to reflect changes in Generally Accepted Accounting Principles; or

     - to provide the terms and conditions of the exchange or conversion, at the option of the holders of New Mortgage Bonds of any series, of the New Mortgage Bonds of such series for or into New Mortgage Bonds of other series or stock or other securities of the Company or any other corporation; or

     - to change the words "Mortgage Bonds" to "First Mortgage Bonds" in the descriptive title of all Outstanding New Mortgage Bonds at any time after the discharge of the First Mortgage; or

     - to comply with the rules or regulations of any national securities exchange on which any of the New Mortgage Bonds may be listed.

(See Section 14.01.)

     Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939 (the "Trust Indenture Act"), is amended after the date of the New Mortgage in such a way as to require changes to the New Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the New Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the New Mortgage, the Company and the New Mortgage Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See Section 14.01.)

     Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the New Mortgage Bonds of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the New Mortgage pursuant to one or more supplemental indentures; provided, however, if less than all of the series of New Mortgage Bonds Outstanding are directly affected by a proposed supplemental indenture, then only the consent of the Holders of a majority in aggregate principal amount of Outstanding New Mortgage Bonds of all series so directly affected, considered as one class, will be required; and provided, further, that if the New Mortgage Bonds of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then only the consent of the Holders of a majority in aggregate principal amount of the Outstanding New Mortgage Bonds of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of each Holder of the Outstanding New Mortgage Bonds of each series or Tranche directly affected thereby:

     - change the Stated Maturity of the principal of, or any installment of principal of or interest on, any New Mortgage Bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Bond that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency (or other property) in which any New Mortgage Bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

     - permit the creation of any lien ranking prior to the lien of the New Mortgage with respect to all or substantially all of the Mortgaged Property or terminate the lien of the New Mortgage on all or substantially all of the Mortgaged Property, or deprive such Holder of the benefit of the security of the lien of the New Mortgage:

     - reduce the percentage in principal amount of the Outstanding New Mortgage Bonds of such series or Tranche, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the New Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

     - modify certain of the provisions of the New Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the New Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding New Mortgage Bonds of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of New Mortgage Bonds of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the New Mortgage of the Holders of the New Mortgage Bonds of any other series or Tranche. (See Section 14.02.)

WAIVER

     The Holders of a majority in aggregate principal amount of all New Mortgage Bonds may waive the Company's obligations to comply with certain covenants, including the Company's obligation to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and to make such recordings and filings as are necessary to protect the security of the Holders and the rights of the New Mortgage Trustee, provided that such waiver occurs before the time such compliance is required. The Holders of a majority of the aggregate principal amount of Outstanding New Mortgage Bonds of all affected series or Tranches, considered as one class, may waive, before the time for such compliance, compliance with the Company's obligations to maintain an office or agency where the New Mortgage Bonds of such series or

Tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting such series or Tranches. (See Section 6.09.)

EVENTS OF DEFAULT

     Each of the following events constitutes an Event of Default under the New
Mortgage:

     - failure to pay interest on any New Mortgage Bond within 45 days after the same becomes due;

     - failure to pay principal of or premium, if any, on any New Mortgage Bond within three business days after its Maturity;

     - failure to perform or breach of any covenant or warranty of the Company in the New Mortgage (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 60 days after there has been given to the Company by the New Mortgage Trustee, or to the Company and the New Mortgage Trustee by the Holders of at least 25% in principal amount of Outstanding New Mortgage Bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the New Mortgage Trustee, or the New Mortgage Trustee and the Holders of a principal amount of New Mortgage Bonds not less than the principal amount of New Mortgage Bonds the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the New Mortgage Trustee, or the New Mortgage Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by the Company within such period and is being diligently pursued;

     - certain events relating to reorganization, bankruptcy or insolvency of the Company or the appointment of a receiver or trustee for its property; or

     - the occurrence of a Matured Event of Default under any Prior Mortgage; provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof will constitute a waiver of the corresponding Event of Default under the New Mortgage and a rescission and annulment of the consequences thereof.

(See Section 10.01.)

REMEDIES

     If an Event of Default occurs and is continuing, then the New Mortgage Trustee or the Holders of not less than 33% in principal amount of New Mortgage Bonds then Outstanding may declare the principal amount (or if any of the New Mortgage Bonds are Discount Bonds, such portion of the principal amount as may be provided for such Discount Bonds pursuant to the terms of the New Mortgage) of all of the New Mortgage Bonds, together with the premium, if any, and interest accrued, if any, thereon to be immediately due and payable. At any time after such declaration of the maturity of the New Mortgage Bonds then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the New Mortgage Trustee as provided in the New Mortgage, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

     - the Company has paid or deposited with the New Mortgage Trustee a sum sufficient to pay:

          - all overdue interest, if any, on all New Mortgage Bonds then Outstanding;

          - the principal of and premium, if any, on any New Mortgage Bonds then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such New Mortgage Bonds; and

          - all amounts due to the New Mortgage Trustee as compensation and reimbursement as provided in the New Mortgage; and

     - any other Event or Events of Default, other than the non-payment of the principal of New Mortgage Bonds which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the New Mortgage.

(See Sections 10.02 and 10.17.)

     The New Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the New Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, to sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the New Mortgage Trustee or pursuant to judicial proceedings, the principal of the Outstanding New Mortgage Bonds, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

     If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the New Mortgage Bonds then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the New Mortgage Trustee or exercising any trust or power conferred on the New Mortgage Trustee, provided that (a) such direction does not conflict with any rule of law or with the New Mortgage, and could not involve the New Mortgage Trustee in personal liability in circumstances where indemnity would not, in the New Mortgage Trustee's sole discretion, be adequate and (b) the New Mortgage Trustee may take any other actions deemed proper by the New Mortgage Trustee which is not inconsistent with such discretion. (See Section 10.16.)

     The New Mortgage provides that no Holder of any New Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the New Mortgage or the appointment of a receiver or trustee, or for any other remedy thereunder unless (a) such Holder has previously given to the New Mortgage Trustee written notice of a continuing Event of Default; (b) the Holders of a majority in aggregate principal amount of the New Mortgage Bonds then Outstanding have made written request to the New Mortgage Trustee to institute proceedings in respect of such Event of Default and have offered the New Mortgage Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and (c) for sixty days after receipt of such notice, the New Mortgage Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the New Mortgage Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of New Mortgage Bonds then Outstanding. Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.) Notwithstanding that the right of a Holder to institute a proceeding with respect to the New Mortgage is subject to certain conditions precedent, each Holder of a New Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such New Mortgage Bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.) The New Mortgage provides that the New Mortgage Trustee must give the Holders notice of any default under the New Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bullet point under "-- Events of Default" may be given until at least 45 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the New Mortgage Trustee to withhold notices of default (except for certain payment defaults) if the New Mortgage Trustee in good faith determines the withholding of such notice to be in the interest of the Holders.

     As a condition precedent to certain actions by the New Mortgage Trustee in the enforcement of the lien of the New Mortgage and institution of action on the New Mortgage Bonds, the New Mortgage Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

     In addition to every other right and remedy provided in the New Mortgage, the New Mortgage Trustee may exercise any right or remedy available to the New Mortgage Trustee in its capacity as owner and holder of Pledged Bonds which arises as a result of a default or Matured Event of Default under any Prior Mortgage, whether or not an Event of Default under the New Mortgage has occurred and is continuing. (See Section 10.20.)

DEFEASANCE

     Any New Mortgage Bond or Bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the New Mortgage and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the New Mortgage Trustee, in trust: (a) money in the amount which will be sufficient, or (b) Eligible Obligations (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such New Mortgage Bond or Bonds or portions thereof. (See
Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

RESIGNATION AND REMOVAL OF THE NEW MORTGAGE TRUSTEE

     The New Mortgage Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of New Mortgage Bonds then Outstanding delivered to the New Mortgage Trustee and the Company. No resignation or removal of the New Mortgage Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the New Mortgage. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the New Mortgage Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the New Mortgage, the New Mortgage Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the New Mortgage. (See Section 11.10.)

CONCERNING THE NEW MORTGAGE TRUSTEE

     Harris Trust and Savings Bank, the Trustee under the New Mortgage, has been a regular depositary of funds of the Company. From time to time the Company borrows funds on a short-term basis from Harris Trust and Savings Bank. As trustee under both the New Mortgage and the First Mortgage, Harris Trust and Savings Bank would have a conflicting interest for purposes of the Trust Indenture Act if an Event of Default were to occur under either mortgage. In that case, the New Mortgage Trustee may be required to eliminate such conflicting interest by resigning either as New Mortgage Trustee or as First Mortgage Trustee. There are other instances under the Trust Indenture Act which would require the resignation of the New Mortgage Trustee if an Event of Default were to occur, such as an affiliate of the New Mortgage Trustee acting as underwriter with respect to any of the New Mortgage Bonds.

TRANSFER

     The transfer of New Mortgage Bonds may be registered, and New Mortgage Bonds may be exchanged for other New Mortgage Bonds of the same series and Tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of Harris Trust and Savings Bank, of Chicago, Illinois, as Bond Registrar for the New Mortgage Bonds. The Company may change the place for registration of transfer of the New Mortgage Bonds, may appoint one or more additional Bond Registrars (including the Company) and may remove any Bond Registrar, all at its discretion. (See Section 6.02.) The applicable Prospectus Supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional Bond Registrar appointed, and will disclose the removal of any Bond Registrar effected, prior to the date of such Prospectus Supplement, or supplement thereto. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the New Mortgage Bonds, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the New Mortgage Bonds. The Company will not be required to issue and no Bond Registrar will be required to register the transfer of or to exchange (a) New Mortgage Bonds of any series (including the New Mortgage Bonds) during a period of 15 days prior to giving any notice of redemption or (b) any New Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any New Mortgage Bond being redeemed in part. (See Section 3.05.)

DESCRIPTION OF FIRST MORTGAGE BONDS

     General. The following statements are brief summaries of certain provisions of the First Mortgage and supplemental indentures, which are filed as exhibits to the Registration Statement, and do not purport to be complete. They make use of defined terms (including those appearing herein in italics) and are qualified in their entirety by the references to provisions of the First Mortgage and supplemental indentures, which provisions are incorporated in these summaries by such references. The parenthetical references in this "-- Description of First Mortgage Bonds" are to the Articles in Roman numerals and Sections in Arabic numerals of the First Mortgage ("M").

     Security. The First Mortgage Bonds will be secured, equally and ratably (except as to any sinking or similar fund established for a particular series of bonds) with all other bonds issued under the First Mortgage, by a valid first mortgage lien on substantially all of the fixed property, franchises and rights of the Company, subject to certain exceptions.

     Limitations and Restrictions on Dividends. Certain supplemental indentures to the First Mortgage dated on or after July 1, 1949 contain covenants restricting the payment of dividends. The Company was not limited by these restrictions at December 31, 1998.

     Sinking and Property Fund; Other Sinking Funds. Certain supplemental indentures to the First Mortgage dated on or after July 1, 1949 provide for annual cash deposits for Sinking and Property Funds for the bonds outstanding thereunder, respectively, in each case beginning with the eleventh year after the date of issuance, the overall effect of which is that the annual aggregate requirements under all of such Sinking and Property Funds shall not exceed 1% of the total First Mortgage Bonds of the various then outstanding series theretofore issued.

     Maintenance and Renewal Fund. Certain supplemental indentures to the First Mortgage dated on or after July 1, 1949 require the Company to deposit in cash with the First Mortgage Trustee each year the amount of $2,000,000 plus 2 1/4% of net property additions from January 1, 1946, which amount may be reduced in any year by the principal amount of bonds of any series surrendered to the First Mortgage Trustee for cancellation, or by application of the lesser of cost or fair value of gross property additions not subject to an unfunded prior lien acquired during the preceding calendar year.

     Issuance of Additional First Mortgage Bonds. Additional bonds of any series may be issued under the First Mortgage in a principal amount equal to (1) 75% of the net bondable value of property additions not subject to an unfunded prior lien; (2) the principal amount of bonds retired other than out of trust estate moneys; and (3) the amount of cash deposited with the First Mortgage Trustee for such purpose (which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) and (2) above) but in each case only if net earnings available for interest and property retirement appropriations for 12 consecutive months within the 18 months immediately preceding the month in which application for such additional bonds is made, shall have been equal to at least two times annual interest charges on all bonds which will be outstanding under the First Mortgage immediately after the issue of the additional bonds applied for and all prior lien bonds, if any, except that no net earnings requirements are applicable (i) to the withdrawal of cash so deposited, or (ii) to the issuance of additional bonds to refund bonds of any series at or within two years of their maturity if all or substantially all of such additional bonds or their proceeds of sale will be applied to such refunding or to the payment of moneys borrowed for such purpose. (M III 3, 4, 5 and 6 and VIII 3)

     Release of Property. The Company may obtain the release from the lien of the First Mortgage of any property constituting a part of the trust estate upon delivery to the First Mortgage Trustee of cash in an amount at least equal to the amount by which the fair value of the property to be released exceeds the aggregate of:

     - an amount equal to the aggregate principal amount of obligations secured by purchase money mortgage on the property to be released deposited with the First Mortgage Trustee, subject to certain limitations;

     - an amount equal to the fair value in cash of bonds or other interest-bearing obligations issued in whole or in part payment for the property to be released, by any municipal corporation or other governmental subdivision possessing taxing power, subject to certain required deliveries;

     - an amount equal to the principal sum secured by a lien prior to the lien of the First Mortgage which is a lien solely on the property to be released, subject to certain limitations;

     - an amount equal to the cost, or the fair value to the Company if the fair value is less than the cost, of all property additions purchased, constructed or otherwise acquired by the Company not previously included within the definition of "net bondable value of property additions not subject to an unfunded prior lien"; and

     - an amount equal to the aggregate principal amount of refundable bonds previously issued by the Company.

     The First Mortgage provides simplified procedures for the release of minor properties from the lien of the First Mortgage if the Company is not in default under the First Mortgage and the aggregate fair value of the property to be released, together with all other property so released in that calendar year is less than 3% of the aggregate principal amount of outstanding First Mortgage Bonds. In addition, the First Mortgage provides for the release of property taken by eminent domain and permits the Company, without any release or consent of the First Mortgage Trustee, to:

     - sell or otherwise dispose of any machinery or equipment which has become worn out, unserviceable, undesirable or unnecessary for use in the conduct of the Company's business, upon replacing the same with, or substituting for the same, new machinery or equipment or other property of at least an equal utility and efficiency;

     - abandon the use or operation of any property, if in the opinion of the Board of Directors of the Company the abandonment of such use or operation is desirable in the proper conduct of the business and in the operation of the properties of the Company, or is otherwise in the best interests of the Company and of the bondholders; and

     - modify or amend any lease or surrender or assent to the modification of any franchise, license, authority or permit under certain specified conditions.

     Defaults. Defaults are defined to include:

     - the failure to pay interest on any bond within 45 days after the same becomes due;

     - the failure to pay the principal of or premium, if any, on any bond within three business days after its maturity;

     - the failure to make any payment to any sinking, maintenance or analogous fund within 60 days after the same becomes due;

     - a breach of the terms of the covenant relating to dividends, or failure for 60 days after notice to perform any other covenant, agreement or condition contained in the First Mortgage or any supplemental indenture or in the bonds;

     - certain events of bankruptcy, receivership and similar proceedings; and

     - the occurrence of an Event of Default under the New Mortgage or a Matured Event of Default under any Prior Mortgage; provided that the waiver or cure of any such Event of Default or Matured Event of Default shall constitute a waiver of the default and the rescission and annulment of the consequences thereof.

(M IX 1)

     Each bondholder has the absolute and unconditional right to enforce the payment of principal of and interest on his bonds at or after the maturity thereof. (M IX 12) The holders of 25% or more of the outstanding bonds, or the First Mortgage Trustee, may declare the principal of all outstanding bonds due upon the happening of any of the events of default, but holders of a majority of the outstanding bonds may waive any such default and rescind any such declaration, whether made by the First Mortgage Trustee or holders of 25% or more of the outstanding bonds, if all defaults (other than payment of principal due on account of such declaration) have been made good or secured to the satisfaction of the First Mortgage Trustee or provision deemed by the First Mortgage Trustee to be adequate shall be made therefor. Any waiver does not affect any subsequent default. (M IX 1) The holders of a majority of the outstanding bonds may, upon the happening of any of the events of default, direct the First Mortgage Trustee to enforce payment of the bonds and the lien of the First Mortgage. (M IX 4) The First Mortgage Trustee is under no obligation to exercise any of its trusts or powers at the request of the bondholders unless such bondholders have offered adequate indemnity against costs, expenses and liabilities to be incurred thereby. (M XIII 1)

     Within 90 days after the close of each fiscal year, the Company is required to furnish to the First Mortgage Trustee an officer's certificate as to the absence of default and as to compliance with the terms of the First Mortgage. (M IV 8)

     Concerning the First Mortgage Trustee. Harris Trust and Savings Bank, the Trustee under the First Mortgage, has been a regular depositary of funds of the Company. From time to time the Company borrows funds on a short-term basis from Harris Trust and Savings Bank. As trustee under both the New Mortgage and the First Mortgage, Harris Trust and Savings Bank would have a conflicting interest under the Trust Indenture Act if an Event of Default were to occur under either mortgage. In that case, the First Mortgage Trustee may be required to eliminate such conflicting interest by resigning either as First Mortgage Trustee or as New Mortgage Trustee. There are other instances under the Trust Indenture Act which would require the resignation of the First Mortgage Trustee if an Event of Default were to occur, such as an affiliate of the First Mortgage Trustee acting as underwriter with respect to any First Mortgage Bonds.

     Modification. The First Mortgage may be modified with the consent of the holders of at least 66 2/3% in amount of the bonds outstanding under the First Mortgage, and at least 66 2/3% in amount of each series affected, if less than all series are affected, except that no modification is permitted which will affect the terms of payment of the principal of, or premium, if any, or interest on, any bond issued under the First Mortgage. (M XV 6) As described more fully in "Description of New Mortgage Bonds," First Mortgage Bonds may be issued to the New Mortgage Trustee as security for New Mortgage Bonds.

                  DESCRIPTION OF THE UNSECURED DEBT SECURITIES

     The following description applies to any offering of Securities by the Company consisting of unsecured debentures, notes or other evidences of indebtedness (the "Unsecured Debt Securities").

GENERAL

     The Unsecured Debt Securities are to be issued under an Indenture dated as of July 15, 1986 (the "Indenture"), between the Company and The Chase Manhattan Bank (the successor to Chemical Bank), as Trustee, as supplemented by one or more Supplemental Indentures relating to the Unsecured Debt Securities. A copy of the Indenture has been filed as an exhibit to the Registration Statement under which the Securities are registered. The following summary does not purport to be complete, and where particular provisions of the

Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summary, which is qualified in its entirety by such reference.

     The Indenture does not limit the amount of Unsecured Debt Securities which can be issued thereunder and provides that Unsecured Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company.

     Reference is made to the Prospectus Supplement for a description of the following terms of each series of Unsecured Debt Securities in respect of which this Prospectus is being delivered:

     - the title of such Unsecured Debt Securities;

     - the limit, if any, upon the aggregate principal amount of such Unsecured Debt Securities;

     - the date or dates on which the principal of such Unsecured Debt Securities is payable;

     - the rate or rates at which such Unsecured Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable, and the regular record dates for the interest payable on such interest payment dates;

     - the option, if any, of the Company to redeem such Unsecured Debt Securities and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Unsecured Debt Securities may be redeemed, in whole or in part, upon the exercise of such option;

     - the obligation, if any, of the Company to redeem or purchase such Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Unsecured Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

     - the denominations in which such Unsecured Debt Securities will be issuable;

     - whether such Unsecured Debt Securities are to be issued in whole or in part in the form of one or more global Unsecured Debt Securities and, if so, the identity of the depositary for such global Unsecured Debt Securities; and

     - any other terms of such Unsecured Debt Securities not inconsistent with the provisions of the Indenture.

     The Amended and Restated Articles of Incorporation of the Company limit the amount of unsecured indebtedness that the Company may issue or assume, without the consent of the holders of a majority of the total number of shares of Preferred Stock then outstanding, to 20% of the aggregate of the total principal amount of all outstanding First Mortgage Bonds or other securities representing secured indebtedness of the Company and the capital and surplus of the Company as then stated on the Company's books.

     Except as may otherwise be set forth in the Prospectus Supplement, the Company has designated the office of the Trustee in the Borough of Manhattan, the City of New York (currently 450 West 33rd Street, 15th Floor, New York, New York 10001-2697) as the place at which principal of and the premium, if any, and the interest on the Unsecured Debt Securities will be payable and at which Unsecured Debt Securities may be presented for registration of transfer and for exchange for a like series of Unsecured Debt Securities of different denominations, provided that payment of any interest may be made at the option of the Company by check mailed to the registered holders of the Unsecured Debt Securities at their registered addresses. (See Sections 2.01, 2.03 and 4.03)

     The Unsecured Debt Securities will be issued only in fully registered certificated or book-entry form without coupons. The Company may charge a reasonable fee for any transfer or exchange of the Unsecured Debt Securities, with certain exceptions. (See Section 2.06)

     The Unsecured Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Indenture does not restrict the amount of additional unsecured debt which the Company may incur.

RESTRICTIONS ON CONSOLIDATION, MERGER OR TRANSFER OF ASSETS

     The Company may not consolidate with or merge into another corporation, or convey, transfer or lease its properties and assets substantially as an entirety to another entity, unless the corporation formed by or surviving such consolidation or merger (if other than the Company), or the entity which acquires or leases such properties and assets, is a corporation organized under the laws of the United States of America, any State thereof or the District of Columbia and shall assume payment of the Unsecured Debt Securities and the performance of all of the other covenants of the Company under the Indenture, and immediately after giving effect to such transaction no default under the Indenture shall have happened and be continuing. (See Section 5.01) Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect holders of Unsecured Debt Securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURE

     Certain modifications and amendments of the Indenture may be made by the Company and the Trustee only with the consent of the holders of a majority in aggregate principal amount of the outstanding Unsecured Debt Securities of each series issued under the Indenture which is affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each Unsecured Debt Security affected thereby:

     - change the stated maturity date of the principal of, or any installment of interest on, any such Unsecured Debt Security;

     - reduce the principal amount of, or interest (or premium, if any) on, any such Unsecured Debt Security;

     - change the currency of payment of principal of, or interest (or premium, if any) on, any such Unsecured Debt Security;

     - impair the right to institute suit for the enforcement of any payment of the principal of, and premium, if any, and interest on any such Unsecured Debt Security or adversely affect the right of repayment, if any, at the option of the holder; or

     - reduce the percentage of holders of each affected series of Unsecured Debt Securities necessary to modify or amend the Indenture or waive defaults with respect to the series.

(See Section 9.02)

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Unsecured Debt Securities as being any one of the following events and such other event as may be established for the Unsecured Debt Securities of a particular series:

     - default for 30 days in the payment of any interest on such series;

     - default for 3 business days in any payment of principal, and premium, if any, on such series when due;

     - default for 60 days, after appropriate notice, in performance of any other agreement in the Indenture with respect to such series or in the Unsecured Debt Securities of such series; or

     - certain events in bankruptcy, insolvency or reorganization.

No Event of Default with respect to a particular series of Unsecured Debt Securities issued under the Indenture (other than under the immediately preceding bullet point) necessarily constitutes an Event of Default with respect to any other series of Unsecured Debt Securities issued thereunder. In case an Event of Default shall occur and be continuing with respect to any series of Unsecured Debt Securities, the Trustee or the holders of not less than 33% in aggregate principal amount of the Unsecured Debt Securities then outstanding of the series may declare the principal of such series (or such portion of the principal as may be specified as due upon acceleration at that time in the terms of that series) to be due and payable. Any Event of Default with respect to a particular series of Unsecured Debt Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Unsecured Debt Securities of such series, except in each case a failure to pay principal or premium, if any, or any interest on such Unsecured Debt Security. (See Sections 6.01, 6.02 and 6.04)

     The Indenture requires the Company to file annually with the Trustee a statement signed by two officers of the Company as to the absence of defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Unsecured Debt Securities of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the holders of the Unsecured Debt Securities to do so. (See Sections 4.04 and 7.05)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the Unsecured Debt Securities unless such holders shall have offered to the Trustee satisfactory indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the outstanding Unsecured Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy for that series which is available to the Trustee or exercising any trust or power conferred on the Trustee for the benefit of such series. (See Sections 6.05 and 7.01)

DEFEASANCE

     The Indenture provides that the Company may terminate its obligations under the Indenture if (i) all the Unsecured Debt Securities either mature within one year or are called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption and (ii) the Company irrevocably deposits in trust with the Trustee money or U.S. Governmental Obligations (as described below) sufficient to pay principal and interest on the Unsecured Debt Securities to maturity or redemption, as the case may be. (See Section 8.01) For this purpose, U.S. Government Obligations means obligations issued or guaranteed by the United States of America the payment of which the full faith and credit of the United States of America is pledged.

REGARDING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture. Harris Trust and Savings Bank makes loans to the Company in the normal course of its business.

                              PLAN OF DISTRIBUTION

     We may sell the Securities in the following ways:

     - through dealers;

     - through underwriters;

     - through agents;

     - directly to purchasers; or

     - through any combination of the above.

     The Prospectus Supplement will set forth the specific terms of the series of Securities being offered (the "Offered Securities"), including:

     - the name or names of any underwriters,

     - the price to the public of the Offered Securities and the proceeds to the Company from such sale,

     - any underwriting discounts and other items constituting underwriters' compensation,

     - any initial public offering price, and

     - any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If we use underwriters in the sale, the underwriters will acquire the Securities for their own account and may resell the Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the Securities to you either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. We will name the underwriter or underwriters with respect to a particular underwritten offering of Offered Securities in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, we will also name the managing underwriter or underwriters on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, the underwriters will be obligated to purchase all the Offered Securities if any are purchased, and we will have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

     If we sell the Securities directly or through agents designated by us from time to time, any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to Illinois Power Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $250,000,000

                             ILLINOIS POWER COMPANY

                   NEW MORTGAGE BONDS,       % SERIES DUE 200

                             [ILLINOIS POWER LOGO]

                               ------------------

                             PROSPECTUS SUPPLEMENT

                                 JUNE   , 1999

                               ------------------

                              SALOMON SMITH BARNEY
                                J.P. MORGAN & CO.
                         BANC OF AMERICA SECURITIES LLC
                           BLAYLOCK & PARTNERS, L.P.

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